EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2002 relating to the Consolidated Financial Statements and Financial Statement Schedule of Universal Electronics Inc., which appears in Universal Electronics Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Orange County, California
February 7, 2003